Goodwin Procter llp Counselors at Law The New York Times Buidlling 620 Eighth Avenue New York, NY 10018-1405 T: 212.813.8800 F: 212.355.3333 Goodwinprocter.com

December 8, 2010

Puda Coal, Inc.
426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China 030006

Re:           Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $18,000,000 of any combination of (i) common stock, par value $0.001 per share (the “Common Stock”), of Puda Coal, Inc., a Delaware corporation (the “Company”), (ii) preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (iii) debt securities (“Debt Securities”), which may be either senior debt securities (“Senior Debt Securities”) or subordinated debt securities (“Subordinated Debt Securities”) or any combination thereof, (iv) warrants to purchase Common Stock, Preferred Stock, Debt Securities, Units (as defined below), or any combination of the foregoing (“Warrants”), and (v) units comprised of Common Stock, Preferred Stock, Debt Securities, Warrants and other securities in any combination (“Units”).  The Common Stock, Preferred Stock, Warrants, Units and Debt Securities are sometimes referred to collectively herein as the “Securities.”  Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock and Warrants) or in an unspecified principal amount (with respect to Debt Securities or Units).  The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Puda Coal, Inc.
December 8, 2010

The opinions expressed below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law), the law of New York, and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security or Unit, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, under the Company’s certificate of incorporation, as then in effect (the “Charter”).

For purposes of the opinions expressed below, we refer to the following as the “Future Authorization and Issuance” of Securities:

•
with respect to any of the Securities, (a) the authorization by the Company of the terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

•
with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

•
with respect to Debt Securities, (a) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

Puda Coal, Inc.
December 8, 2010

•
with respect to Warrants or Units, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.           Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.           Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.           Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

4.           Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

5.           Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP